Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of Cornerstone Income Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission, incorporated by reference in the Form S-3 of Colonial Properties Limited Partnership (No. 333-00000) and related Prospectus of Colonial Properties Limited Partnership for the registration of $30,000,000 in debt securities.

/s/ Ernst & Young LLP

January 24, 2005
Richmond, Virginia